Exhibit 99.2

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Third-Quarter 2014 Results

Summary
The third quarter was the highest revenue in the company's history, overall results demonstrate solid financial growth as we approach the end of this year.

Third quarter revenue of $14.6B was up $1.1B, an 8% increase year-over-year. Operating income for the third quarter was $4.5B, up $1.0B, or 30% from a year ago. The company generated $3.3B of net income for the third quarter, up 12% from a year ago. Earnings per share was 66 cents, up 14% from a year ago.

Third quarter gross margin of 65% was up half a point from the second quarter and down one point from our guidance. The increase from the second quarter was primarily due to lower platform* unit costs on 22nm and higher platform* volumes, mostly offset by higher production costs on 14nm products.

Our net inventory levels rose modestly quarter over quarter as we are efficiently managing capacity while ramping Broadwell on 14nm.  The worldwide PC supply chain appears to be healthy, with inventory levels appropriate in anticipation of the fourth quarter retail cycles. In the third quarter, we also repurchased $4.2B of stock.

As we look forward to the fourth quarter of 2014, we are forecasting the midpoint of the revenue range at $14.7B, up 1% from the third quarter. This forecast is in line with the historical average seasonal increase for the fourth quarter. We are forecasting the midpoint of the gross margin range for the fourth quarter to be 64%. The one point decrease from the third quarter is driven by higher platform* unit costs, higher factory start-up costs, partially offset by lower production costs on 14nm.

The third quarter 2014 results when compared to the third quarter from a year ago were the following:

•	Revenue of $14.6B was up $1.1B (+8%) from $13.5B

•	Gross margin of 65.0% was up 2.6 points from 62.4%

•	Operating income of $4.5B was up $1.0B (+30%) from $3.5B

•	Net income of $3.3B was up $367M (+12%) from $3.0B

•	Earnings per share of 66 cents was up 8 cents (+14%) from 58 cents

*PC Client Group and Data Center Group microprocessors and chipsets

Third Quarter 2014

Revenue
Revenue of $14.6B was up 5% sequentially and up 8% from a year ago. Total platform* volumes, across PC and Data Center, were up 14% on a year-on-year basis. Total platform* average selling prices were down 3% over this same time period.

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The PC Client Group had revenue of $9.2B, up 9% on a year-on-year basis, with platform volumes up 15% and platform average selling prices down 5% over that same period. On a year-on-year basis, desktop platform volumes were up 6% and desktop platform average selling prices were up 2%. On a year-on-year basis, notebook platform volumes were up 21% and notebook platform average selling prices were down 10%. Relative to the second quarter, PC Client Group revenue was up 6% with platform volumes up 7% and platform average selling prices down 2% over that same period.

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The Data Center Group had revenue of $3.7B, up 16% on a year-on-year basis with platform volumes up 6% and platform average selling prices up 9% over this same period. Relative to the second quarter, Data Center revenue was up 5% with platform volumes up 6% and platform average selling prices down 1%.

•	Internet of Things Group had revenue of $530M, up 14% on a year-on-year basis, down 2% from the second quarter.

•	Mobile and Communications Group had revenue of $1M, down 100% on a year-on-year basis, down 98% from the second quarter.

•	The software and services operating segments had revenue of $558M, up 2% on a year-on-year basis, up 2% from the second quarter.

•	All other operating segments had revenue of $575M, up 14% on a year-on-year basis, up 11% from the second quarter.

Gross Margin
Gross margin dollars were $9.5B, up $0.5B compared to the second quarter. Gross margin of 65.0% was up 0.5 point compared to the second quarter, down 1.0 point from our Outlook.

Gross Margin Reconciliation: Q2'14 to Q3'14 (64.5% to 65.0%, up 0.5 point)
[note: point attributions are approximate]

•	+ 2.0 points: Lower platform* unit costs primarily on 22nm products

•	+ 1.0 point: Higher platform* volumes

•	- 2.0 points: Higher production costs on 14nm products

•	- 0.5 point: Lower platform* average selling prices

Gross Margin Reconciliation: Q3'14 Outlook to Q3'14 (66% +/- couple points to 65.0%, down 1.0 point)
[note: point attributions are approximate]

•	- 2.0 points: Higher production costs on 14nm products

•	+ 0.5 point: Lower platform* unit costs

•	+ 0.5 point: Lower factory start-up costs

*PC Client Group and Data Center Group microprocessors and chipsets

Gross Margin Reconciliation: Q3'13 to Q3'14 (62.4% to 65.0%, up 2.6 points)
When comparing to the third quarter from a year ago, gross margin was up 2.6 points primarily due to lower platform* unit costs, lower start-up costs, and higher platform* volumes. This was partially offset by higher production costs on 14nm, the impact associated with ramping our tablet business, and lower platform* average selling prices.

Spending
Spending for R&D and MG&A was $4.8B, down 2% from the second quarter and down $100M from our Outlook. The overall decrease in spending was driven by efficiencies and one time events, like capital assets sales, partially offset by higher profit dependent expenses. R&D and MG&A as a percentage of revenue was 33%, down from 36% in the second quarter.

Depreciation was $1.9B, in line with expectations.

Amortization of acquisition related intangibles was $77M, in line with expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $10M compared to a $78M net gain in the second quarter and our Outlook of approximately zero.

The provision for taxes in the third quarter was at a 27% tax rate, down from our previous expectations of 28%.

Balance Sheet and Cash Flow Items
On the balance sheet, total cash investments^^ ended the quarter at $15.6B, down $1.7B from the second quarter. $11.6B of the total $15.6B total cash investments^^ is held by non-U.S. subsidiaries. Cash flow from operations in the third quarter was approximately $5.7B. During the third quarter, we paid approximately $1.1B in dividends, purchased $2.4B in capital assets and repurchased $4.2B in stock. Total inventories were up $172M.

Other Items
The total number of employees was up 1K from the second quarter to 106K.

Diluted shares outstanding decreased by 78M shares from the second quarter to 5.0B shares driven by second quarter and third quarter share repurchases. Diluted shares outstanding is calculated based on a weighted average of shares outstanding during the quarter. As a result, a portion of the $2.1B of second quarter share repurchases and a portion of the $4.2B of the third quarter share repurchases are reflected in our third quarter weighting for diluted shares outstanding. The remaining 33M share impact of our third quarter repurchases will be included in our fourth quarter diluted shares outstanding.

In July, the Board of Directors increased the authorization limit for share repurchases by an additional $20B, bringing the total outstanding buyback authorization to $16.4B as of the end of the third quarter.

*PC Client Group and Data Center Group microprocessors and chipsets
^^ Cash and cash equivalents, short-term investments, and trading assets

Q4 2014 Outlook
Intel's Business Outlook for the fourth quarter does not include the effect of any business combinations, asset acquisitions, divestitures, or other investments that may be completed after October 14. The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $14.7B, plus or minus $500M in the fourth quarter. The midpoint of this range is up 1% from the third quarter, in line with the average seasonal increase for the fourth quarter.

Gross Margin
Gross margin in the fourth quarter is expected to be 64%, plus or minus a couple points, down 1 point from the third quarter.

Gross Margin Reconciliation: Q3'14 to Q4'14 Outlook (65.0% to 64.0% +/- a couple points)
[note: point attributions are approximate]

•	- 2.0 point: Higher platform* units costs

•	- 1.0 point: Higher factory start-up costs

•	+ 2.0 point: Lower production costs on 14nm

Spending
Spending for R&D and MG&A in the fourth quarter is expected to be approximately $4.9B, up $100M from the third quarter. This is primarily driven by increases in profit dependent expenses and R&D expenses, partially offset by expected savings due to changes to our employee pension plan.

Depreciation is forecast to be approximately $1.9B, flat from the third quarter.

Restructuring charges are forecast to be approximately $45M.

Amortization of acquisition-related intangibles is forecast to be approximately $65M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be net gains of approximately $175M, compared to a net gain of $10M in the third quarter. The increase is driven by expected gains on sale of equity investments in the fourth quarter.

2014 Outlook
The Outlook for full year 2014 does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after October 14.

Balance Sheet and Cash Flow Items
Capital spending for 2014 is expected to be $11.0B plus or minus $500M, unchanged from our prior expectations.

*PC Client Group and Data Center Group microprocessors and chipsets

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company’s expectations.

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Demand for Intel's products is highly variable. Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; consumer confidence or income levels; customer acceptance of Intel’s and competitors’ products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

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Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing expenses, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.

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The amount, timing and execution of Intel's stock buyback program could be affected by changes in Intel's priorities for the use of cash, such as operational spending, capital spending, acquisitions, and because of changes to Intel's cash flows and changes in tax laws.

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The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

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Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel’s results could be affected by the timing of closing of acquisitions, divestitures and other significant transactions.

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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent reports on Form 10-K and Form 10-Q.